For Release February 9, 2007 at 7:30 a.m. EST

Palatin Technologies, Inc. Reports Fiscal Year 2007 Second Quarter Results;
Conference Call and Webcast February 13, 2007 at 10:00 a.m. EST

CRANBURY, NJ –February 9, 2007 – Palatin Technologies, Inc. (AMEX: PTN) announced today financial results for the second quarter ended December 31, 2006. Total revenues in the quarter were $3.7 million, compared to $4.6 million for the same period in 2005. Palatin reported a net loss of $6.5 million, or ($0.09) per share, for the quarter ended December 31, 2006, compared to a net loss of $7.4 million, or ($0.13) per share, for the same period in 2005.

Research and development expenses in the period increased approximately $0.2 million from the comparable period of the prior year, as increased expenses related to bremelanotide and Palatin’s (the Company’s) other development programs offset lower development spending on NeutroSpec®. The decrease in the net loss reported for the second quarter ended December 31, 2006 compared to the same period in 2005 is primarily due to the effect of inventory write-offs of $2.0 million in 2005 associated with the December 2005 withdrawal of NeutroSpec.

LICENSES, GRANTS AND CONTRACTS

In the quarter ended December 31, 2006, the Company recognized revenue from licenses, grants and contracts of $3.7 million, primarily related to the reimbursement by King Pharmaceuticals, Inc. (King) of bremelanotide costs pursuant to the companies’ collaboration agreement. Bremelanotide is the Company’s drug under development for the treatment of erectile dysfunction (ED) and female sexual dysfunction (FSD). In the quarter ended December 31, 2005, revenue from licenses, grants and contracts was $4.0 million, reflecting slightly higher reimbursable bremelanotide costs incurred by Palatin in the period.

ROYALTIES

In the current period, the Company recorded no royalty revenue related to commercial sales by Tyco Healthcare Mallinckrodt (Mallinckrodt) of NeutroSpec, compared to $0.6 million in the quarter ended December 31, 2005. In December 2005, the Company and Mallinckrodt suspended all NeutroSpec sales and marketing activities.

COSTS AND EXPENSES

Total operating expenses for the quarter ended December 31, 2006 were $11.2 million, compared to $12.9 million for the same period in 2005. Development costs directly related to bremelanotide increased by $0.2 million, primarily reflecting increased costs associated with clinical trials and with manufacturing contractors for process development activities. The Company recently completed two Phase 2 clinical studies of bremelanotide in ED patients and is currently conducting additional studies with its strategic development partner, King, and preparing for an end-of-Phase 2 meeting with the FDA.

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Costs of preclinical research and development programs also increased, offsetting reduced development expenses for NeutroSpec. In January 2007, the Company announced an exclusive global licensing and research collaboration agreement with AstraZeneca AB (AstraZeneca) to discover, develop and commercialize small molecule compounds that target melanocortin (MC) receptors.

CASH POSITION

Palatin’s cash, cash equivalents and investments totaled $16.0 million as of December 31, 2006, compared to $30.7 million at June 30, 2006. Under the January 2007 licensing and research collaboration agreement with AstraZeneca, the Company is due to receive an up-front payment of $10.0 million in the Company’s third fiscal quarter ending March 31, 2007.

Palatin Technologies’ management will discuss the second quarter financial results and provide an update on corporate developments during a conference call and webcast on February 13, 2007 at 10:00 a.m. EST.

RECENT HIGHLIGHTS

•	In January 2007, the Company entered into an exclusive global licensing and research collaboration agreement with AstraZeneca to discover, develop and commercialize small molecule compounds that target MC receptors for treatment of obesity, diabetes and related metabolic syndrome. The collaboration is based on the Company’s MC receptor obesity program and includes access to compound libraries, core technologies and expertise in MC receptor drug discovery and development.

Under the terms of the agreement, the Company will receive an upfront payment of $10 million from AstraZeneca and is eligible for milestone payments totaling up to $300 million, with up to $180 million contingent upon development and regulatory milestones and the balance on achievement of sales targets, together with the payment of royalties on sales of approved products. AstraZeneca will assume responsibility for product commercialization, product discovery and development costs, with both companies contributing scientific expertise in the research collaboration.

•	In November 2006, the Company announced positive results from the two Phase 2B trials evaluating bremelanotide for the treatment of ED.

The trials met their objectives and based on these and other studies, Palatin and King, in conjunction with a Scientific Advisory Board review, are preparing for an end-of-Phase 2 meeting with the FDA to discuss their Phase 3 plans.

Conference Call and Webcast Access Information

•	Q2-Fiscal Year 2007 Conference Call - Live	2/13/2007 at 10:00 a.m. EST
	Domestic Dial-In Number	1-800-811-8845
	International Dial-In Number	1-913-981-4905

•	Q2-Fiscal Year 2007 Conference Call - Replay	2/13-2/20/2007
	Domestic Dial-In Number	1-888-203-1112
	International Dial-In Number	1-719-457-0820
	Enter Pass Code I.D.	8388548

•	Webcast Live and Replay Access	www.palatin.com

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About Palatin Technologies

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase 2 clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fuelling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has entered into collaborations with AstraZeneca, King and Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements

Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to, the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts:
For Palatin Technologies:	For Institutional Investors and Media:

Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cnoensie@burnsmc.com

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PALATIN TECHNOLOGIES, INC.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,

	2006	2005	2006	2005

REVENUES:
Royalties	$ -	$ 593,347	$ -	$ 1,508,862
Licenses, grants and
contracts	3,743,109	3,993,791	8,678,211	8,222,054

Total revenues	3,743,109	4,587,138	8,678,211	9,730,916

OPERATING EXPENSES:
Cost of product sales	-	2,041,175	-	2,041,175
Royalties	-	116,666	-	299,995
Research and development	9,569,483	9,319,917	21,693,180	18,685,285
General and administrative	1,654,932	1,430,569	3,217,408	3,183,102

Total operating	11,224,415	12,908,327	24,910,588	24,209,557
expenses

Loss from operations	(7,481,306)	(8,321,189)	(16,232,377)	(14,478,641)

OTHER INCOME (EXPENSE):
Investment income	227,140	217,018	551,374	341,240
Interest expense	(13,122)	(5,676)	(23,188)	(8,102)

Total other income, net	214,018	211,342	528,186	333,138

Loss before income taxes	(7,267,288)	(8,109,847)	(15,704,191)	(14,145,503)
Income tax benefit	778,308	666,275	778,308	666,275

NET LOSS	$ (6,488,980)	$ (7,443,572)	$ (14,925,883)	$ (13,479,228)

Basic and diluted net loss per
common share	$ (0.09)	$ (0.13)	$ (0.21)	$ (0.24)

Weighted average number of
common shares outstanding
used in computing basic
and diluted net loss per
common share	71,055,893	58,869,492	70,967,207	56,605,144

PALATIN TECHNOLOGIES, INC.
Consolidated Balance Sheets
(unaudited)

	December 31, 2006	June 30, 2006

ASSETS
Current assets:
Cash and cash equivalents	$ 13,673,924	$ 28,333,211
Available-for-sale investments	2,333,377	2,330,834
Accounts receivable	148,269	69,591
Prepaid expenses and other current assets	878,708	1,453,650

Total current assets	17,034,278	32,187,286
Property and equipment, net	6,288,412	6,347,705
Restricted cash	475,000	475,000
Other assets	871,702	1,037,296

Total assets	$ 24,669,392	$ 40,047,287

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations and notes payable, current portion	$ 194,913	$ 86,564
Accounts payable	2,455,068	3,092,962
Accrued expenses	5,921,788	4,466,428
Accrued compensation	262,500	803,900
Deferred revenue, current portion	3,500,712	3,995,575

Total current liabilities	12,334,981	12,445,429
Capital lease obligations and notes payable, net of current portion	285,711	229,585
Deferred rent, net of current portion	2,132,140	2,358,550
Deferred revenue, net of current portion	5,134,195	6,713,942

Total liabilities	19,887,027	21,747,506

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized:
Series A Convertible; 9,997 shares issued and outstanding as of
December 31, 2006 and June 30, 2006	100	100
Common stock, $0.01 par value, 150,000,000 shares authorized,
71,177,712 and 70,878,521 shares issued and outstanding as of
December 31, 2006 and June 30, 2006, respectively	711,777	708,785
Additional paid-in capital	179,492,108	178,089,176
Accumulated other comprehensive loss	(52,193)	(54,736)
Accumulated deficit	(175,369,427)	(160,443,544)

Total stockholders' equity	4,782,365	18,299,781

Total liabilities and stockholders' equity	$ 24,669,392	$ 40,047,287